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                                                                   EXHIBIT 10.17

                             SKYSTREAM CORPORATION

                           NONEXCLUSIVE INTERNATIONAL
                     VALUE ADDED RESELLER ("VAR") AGREEMENT


This Agreement, dated December 1, 1999, is made between SkyStream Corporation ("SKYSTREAM"), a California corporation doing business at 555 Clyde Avenue, Suite B, Mountain View, California 94043 and International Datacasting Corporation, a corporation organized under the laws of Canada ("Reseller"), doing business at 2680 Queensview Drive, Ottawa, Ontario, Canada, K2B 8H6.


                                    RECITALS

A. SKYSTREAM sells those certain digital broadcast networking products known as the Integrator product family, as defined in Exhibit C ("Products" as further defined below).

B. Reseller wishes to have certain non-exclusive rights to market and distribute such Products worldwide in combination with Reseller's products.

THEREFORE, SKYSTREAM and Reseller agree as follows:

1.   DEFINITIONS.

     1.1  Dollars. "Dollars" means United States Dollars.

     1.2 End User. "End User" means a customer of Reseller, who is authorized by an end user software license agreement to use the Software on the purchased Products for the End User's internal business purposes.

     1.3  Effective Date. "Effective Date" means the date first written above.

     1.4 Intellectual Property Rights. "Intellectual Property Rights" means patent rights (including but not limited to rights in patent applications or disclosures and rights of priority), copyright (including but not limited to rights in audiovisual works and moral rights), trade secret rights, and any other intellectual property rights recognized by the law of each applicable jurisdiction.



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     1.5  Marks. "Marks" means SKYSTREAM's trademarks, trade names, service marks, and/or service names.

     1.6 Reseller Products. "Reseller Products" means the computer software and/or hardware and related documentation that are distributed by Reseller in combination with the Products.

     1.7 Products. "Products" means SKYSTREAM Integrators, as listed in Exhibit C, including accompanying Software and any additions and enhancements provided for use with the units.

     1.8 Software. "Software" means SKYSTREAM Integrator software as listed in Exhibit C.

     1.9 Source Code. "Source Code" means software in human-readable form, including programmers' comments, data files and structures, header and includes files, macros, object libraries, programming tools not commercially available, technical specifications, flowcharts and logic diagrams, schematics, annotations and documentation reasonably required or necessary to enable an independent third party programmer with reasonable programming skills to create, operate, maintain, modify and improve the software without the help of any other person.


2.   DISTRIBUTION OF PRODUCTS

     2.1 Reseller Appointment. SKYSTREAM hereby appoints Reseller as a nonexclusive reseller of the Products to End-Users for End User's internal use in conjunction with Reseller Products.

     2.2 Added Value. In the exercise of Reseller's rights under this Agreement, Reseller will sell the Products to the End User usually in combination with Reseller Products.

     2.3 Relabeling. Subject to prior approval SKYSTREAM, Reseller may relabel the Products with Reseller's name and logo.

     2.4 Documentation. Subject to the terms of this Agreement, SKYSTREAM grants Reseller a nonexclusive license during the term of this Agreement to use, modify, create derivative works of and distribute SKYSTREAM's documentation for the Products to the End User. SKYSTREAM will make available SKYSTREAM's End User documentation to Reseller, as it is updated and modified from time to time, without additional charge. Reseller will provide copies of such modifications to SKYSTREAM upon SKYSTREAM's request.



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2.5   Marketing Collateral. SKYSTREAM agrees to sell, subject to availability, copies of its marketing literature to Reseller on an at-cost basis. SKYSTREAM reserves all rights associated with such marketing literature. Reseller agrees to obtain prior written approval of SKYSTREAM's Vice President of Marketing for all marketing literature it shall prepare that pertain to the Products.

2.6 Grant of License. Subject to the terms of this Agreement, SKYSTREAM grants Reseller a limited license to use the Software in connection with the demonstration of the products and in connection with the configuration and support of the Products for End Users. All such use shall be subject to the terms of the End User Software License attached hereto as Exhibit A.

2.7 No Sale of Services. Reseller will not use the Products in any manner to provide service bureau, time sharing, or other computer services to third parties.

2.8 No Reverse Engineering. Reseller will not disassemble, decompile, or reverse engineer the Products.

2.9 Limited Rights. Reseller's rights in the Products will be limited to those expressly granted in this Agreement.

2.10 Terms and Conditions of Sale. Except as modified herein, all sales to Reseller are subject to SKYSTREAM's Terms and Conditions of Sale, a copy of which is attached hereto as Exhibit B, and which is made a part of this Agreement as if set forth herein.

2.11 Pricing to Reseller. The price paid by Reseller to SKYSTREAM shall be established at the time of acceptance of Reseller's purchase order. [*]. SKYSTREAM reserves the right to adjust the prices paid by Reseller at SKYSTREAM's discretion with 60 days notice. Nothing in this Agreement will be construed to restrict Reseller's ability to set prices to its customers.

3.    SOFTWARE

3.1 Limited Distribution. Reseller is permitted to market and distribute SKYSTREAM Software only in connection with the sale of the Products to the End User.

3.2   End User Software License.

      (a)   Reseller agrees:

            (i) to include the following language in all sales quotations and offers to sell the Products:

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                  "The [name of Product] is sold subject to the terms on an End
                  User Software License. The use of the [name of Product] is contingent upon the acceptance by the purchaser of the terms of the End User Software License."

            (ii) to provide a copy of the End User Software License, in the form attached hereto as Exhibit A, to any potential purchaser who shall request a copy prior to sale;

           (iii) to package and to install the Products in such a manner that Reseller's customer is provided with a meaningful opportunity to review and agree to the End User Software License before installing or using any of the Products; and

            (iv) to agree to accept for return and refund any unused Products in the event that Reseller's customer does not agree to accept any of the terms of the End User Software License or of the terms of any other software license required to use the Products.

      In consideration of SkyStream's not requiring a written End-User Software License signed by Reseller's customer as a precondition to the sale or transfer of the Products, Reseller agrees to indemnify SkyStream for any and all damages that may arise as a result of (i) Reseller's breach of
      Section 3.2(a).

3.3 License Only. Notwithstanding the use herein of the word "sell" and variants thereof, all Software is licensed to the Reseller and the End User and is not sold. SKYSTREAM, or the licensors through which SKYSTREAM obtained the rights to distribute Software, retain title to the Software, whether the Software is separate or combined with any other products, including Reseller Products, and Reseller shall transfer Software only to the extent that such transfer is incidental to the resale or lease of the Products. The End User is licensed by SKYSTREAM directly to use the Software solely in conjunction with the use of the Products and further subject to the terms of the End User Software License.

3.4 Proprietary Software. The Software is proprietary to SKYSTREAM and/or its suppliers and is copyrighted. Without SKYSTREAM's prior written approval, Reseller shall not separate the Software from the Products as shipped by SKYSTREAM, nor shall Reseller disassemble, de-compile, reverse-engineer, copy, modify, or otherwise change any of the Software or its form. Reseller shall protect the Software from any disclosure or use in violation of this Agreement. Reseller shall not be entitled to receive Source Code.


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3.5  Software Revisions. In the event SKYSTREAM, at its sole discretion, provides Reseller with revised copies of the Software, Reseller shall, according to SKYSTREAM's instructions, replace copies of the Software from the Products with the revised Software. Reseller shall dispose of the replaced Software in accordance with SKYSTREAM's instructions. SKYSTREAM shall have the right to inspect Reseller's inventory of Software and replaced Software at any time on reasonable notice.

4.   MAINTENANCE, SUPPORT, AND TRAINING.

4.1 By Reseller. Reseller will be responsible for providing the following support to the End User: installing the Products as needed; training the End User; and providing all direct first level technical support to the End User, including problem analysis and using its reasonable efforts to provide solutions and error correction for the products consistent with Reseller's standard service and support policies and procedures.

     Reseller agrees to provide a substantially similar level of support to that SkyStream provides to its direct customers, which must include, at a minimum, 24x7 telephone support, and at least 2 hours of on-site training to the End User. A copy of SkyStream's direct SkySupport service agreement is attached in Exhibit E. Reseller agrees to use best efforts to ensure that training of Reseller's personnel occurs within the first 90 days of the execution of this Agreement. Reseller agrees to maintain a minimum of 2 fully trained service personnel at all times, which personnel must attend training, to be paid for by Reseller, at least once every 12 months.

4.2 By SKYSTREAM. SKYSTREAM will not be responsible for providing support to the End User. SKYSTREAM will provide Reseller with:

     (i) commercially reasonable efforts to correct any non-conformity with the Software Feature Specification Document for the applicable version of the Software:

     (ii) technical training, to consist of one training class given over one and one-half (1 1/2) eight-hour days and which may be attended by up to three Reseller personnel onsite at SKYSTREAM's Mountain View, California office, provided that Reseller pays the travel and living expenses of such personnel designated to receive the training, or at Reseller's headquarters, provided that Reseller pays the travel and living expenses of SKYSTREAM's training personnel; training class for additional personnel will be quoted by SKYSTREAM separately;

     (iii) upon continued payment of an annual Maintenance Fee (the "Maintenance Fee") in the amount currently set forth on Exhibit D, as SKYSTREAM may change from time to time, payable in full with each sale to Reseller and



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               thereafter on the nearest of February 15, May 15, August 15 and
               November 15 following the one year anniversary of the date of each sale to Reseller, SKYSTREAM agrees to provide reasonable access to SKYSTREAM's technical personnel for inquiries from Reseller relating to the Products during standard SKYSTREAM business hours, generally Monday through Friday from nine a.m. to five p.m. Pacific Standard Time, and access to SKYSTREAM's technical call center 24 hours a day, 7 days a week, where SKYSTREAM agrees to respond to any Reseller inquiry within four business hours of initial call placement. In the case of upgrades to a previously purchased Product, the Maintenance Fee shall be payable on the upgrade at the time of sale to Reseller and thereafter at the time the Maintenance Fee is payable on the Product for which the upgrade was purchased. Payment of this recurring Maintenance Fee does not entitle Reseller or End User to, and shall not be construed as either full or partial payment for, software upgrades with new functionality as defined by SKYSTREAM;

          (iv) upon fourteen days notice, technical consulting services at a location to be designated by Reseller, at SKYSTREAM's current hourly rate for such services as may be adjusted by SKYSTREAM from time to time, provided that Reseller shall also reimburse SKYSTREAM for all associated travel and living expenses in connection with such services. SKYSTREAM's current technical consulting hourly rate is included on SKYSTREAM's price list for sales to Resellers, a copy of which is attached hereto as Exhibit D.

     4.3 Repairs Support. SKYSTREAM shall provide repair or replacement support for all equipment provided, at SKYSTREAM's then-current prices, pursuant to this Agreement for a period of at least five (5) years from delivery of a purchased unit, provided, however, that such replacement support may consist of equipment with comparable functionality as determined at SKYSTREAM's sole discretion.

     4.4 Quality Control System. Upon reasonable notice, SkyStream agrees to provide Reseller reasonable access to the manufacturing areas of SkyStream's facility for purposes of observing SkyStream's quality control procedures.

5.   CONFIDENTIALITY.

     5.1 Obligations. Each party agrees that it will not disclose to any third party or use any Products or other Confidential Information disclosed to it by the other party, except to carry out its rights and obligations under this Agreement, and that it will take all reasonable measures to maintain the confidentiality of all Confidential Information in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Confidential Information includes all information designated by a party as


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          confidential or proprietary within a reasonable time of its disclosure or which a reasonable person would expect to treat as confidential.

     5.2 Exceptions. "Confidential Information" will not include information that:

          (i) is in or enters the public domain without breach of this Agreement;

          (ii) is lawfully obtained by the receiving party without breach of a nondisclosure obligation;

          (iii) is independently developed or already in the possession of the receiving party as shown by the receiving party's contemporaneous records; or,

          (iv) is required by law to be disclosed, provided that the receiving party gives prompt written notice of such requirement prior to disclosure.

     5.3 Injunctive Relief. Each party acknowledges that the improper disclosure of the other's confidential information could cause substantial harm to the other party that could not be remedied by the payment of damages alone. Accordingly, either party will be entitled to preliminary and permanent injunctive relief and other equitable relief for any breach of this Agreement or misuse of Confidential Information by SKYSTREAM, Reseller or the End User, as applicable.

6.   INTELLECTUAL PROPERTY RIGHTS.

     6.1 Notices. Reseller will not delete or in any manner alter the Intellectual Property Rights notices of SKYSTREAM and its suppliers, if any, appearing on the Products as delivered to Reseller.

     6.2 Reseller's Duties. Reseller will take customary measures in the marketing and distribution of the Products to protect SKYSTREAM's Intellectual Property Rights in the Products, no less than the extent to which Reseller protects its Intellectual Property Rights in Reseller's Products, and will, to the extent lawful, report promptly to SKYSTREAM any confirmed infringement of such rights of which Reseller becomes aware.

     6.3 Trademarks. Subject to the terms and conditions of this Agreement, SKYSTREAM grants Reseller a nonexclusive license for the term of this Agreement to use the Marks in Reseller's marketing of the Products, provided that such use is in accordance with SKYSTREAM's trademark usage guidelines then in effect. Such use must reference the Marks as being owned by SKYSTREAM. Nothing in this Agreement grants Reseller ownership or any rights in or to use the Marks, except in accordance with this license, and Reseller's use of the Marks will inure to the benefit of SKYSTREAM. The rights granted to Reseller in this license will terminate upon any

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          termination or expiration of this Agreement. upon such termination or expiration, Reseller will no longer make any use of any Marks. SKYSTREAM will have the exclusive right to own, use, hold, apply for registration for, and register the Marks during the term of, and after the expiration or termination of, this Agreement; Reseller will neither take nor authorize any activity inconsistent with such exclusive right.

7.   INFRINGEMENT INDEMNITY

     7.1  Reseller Warranty.

          (a) Reseller warrants that it owns all the rights to the Confidential Information provided to SKYSTREAM, and that such items are free of any restrictions, settlements, judgments, or adverse claims. Reseller warrants that it has the full power and authority to supply and to disclose such information to SKYSTREAM.

          (b) Reseller warrants that it has not improperly or unlawfully acquired the information and processes submitted to SKYSTREAM.

     7.2 Reseller Indemnification. Reseller agrees to indemnify SKYSTREAM against, and to hold SKYSTREAM harmless of and from, any loss, cost, damage, liability, suit, judgment, or expense, including legal fees (collectively, "Harm") arising out of any breach of the warranties set forth in Section 7.1.

     7.3 SKYSTREAM Indemnification and Defense. Subject to the limitations hereinafter set forth, Reseller agrees that SKYSTREAM has the right to defend, or at its option to settle, and SKYSTREAM agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding (collectively, "Action") brought against Reseller alleging that the use or distribution of the Products infringes or misappropriates any copyright or trade secret. SKYSTREAM shall have sole control of any such Action or settlement negotiations, and SKYSTREAM agrees to pay, subject to the limitations set forth in Sections 7 and 8, any settlement costs or final judgment entered against Reseller as a result of such infringement. Reseller agrees that SKYSTREAM at its sole option shall be relieved of the foregoing obligations unless Reseller notifies SKYSTREAM promptly in writing of such Action and gives SKYSTREAM authority to proceed as contemplated herein, and, at SKYSTREAM's expense, gives SKYSTREAM proper and full information and assistance to settle and/or defend any such Action. If the Products, or any part thereof, are, or in the opinion of SKYSTREAM may become, the subject of any Action for infringement of any intellectual property right, or if a judicial or other governmental authority enjoins the use or distribution of Products as a result of an Action defended by SKYSTREAM, then SKYSTREAM may, at its option and expense; (i) procure for Reseller the right to distribute or use, as appropriate, the Products; (ii) replace the Products with other suitable Products; (iii) suitably modify the Products; or (iv) if the foregoing


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          alternatives cannot be accomplished on a commercially reasonable basis as determined in SKYSTREAM's sole discretion, require Reseller to return such Products and refund the aggregate payments paid therefor by Reseller, less a reasonable sum for use and damage. Reseller shall indemnify and hold harmless SKYSTREAM from and against any and all third party claims arising out of the distribution of Products after SKYSTREAM has required Reseller to return such Products or arising out of any exclusions to SKYSTREAM's indemnification obligations set forth in Section 7.4. SKYSTREAM shall not be liable for any costs or expenses incurred without its prior written authorization.

     7.4  SKYSTREAM limitations.

          (a) Notwithstanding the provisions of Section 7.3 above, SKYSTREAM assumes no liability for (i) any infringement claims (including without limitation combination or process patents) arising out of the combination of a Product or use with any other hardware, software or other items not provided by SKYSTREAM to the extent such infringement would not have occurred absent such combination or use; (ii) the modification of the Products, or any part thereof, unless such modification was made by SKYSTREAM; or (iii) any infringement claims arising out of SKYSTREAM's compliance with Reseller's specifications or designs.

          (b) SKYSTREAM's obligation to indemnify Reseller does not extend to any Action arising from a claim of infringement by the manufacture, use or sale of Products that conform to any technical standard adopted by an international organization such as the International Organization for Standardization, the International Electrotechnical Commission, and the CCITT/ITU, including, without limitation, the MPEG, JPEG and H.261 standards.

     7.5 Entire Liability. THE FOREGOING PROVISIONS OF THIS SECTION 7 STATE THE ENTIRE LIABILITY AND OBLIGATION OF SKYSTREAM AND THE EXCLUSIVE REMEDY OF RESELLER AND ITS CUSTOMERS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF COPYRIGHTS, TRADEMARKS, PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS.

8.   LIMITATIONS OF LIABILITY.

     8.1 Total Liability. Except as set forth in Section 7 each party's liability for a breach of this Agreement under this Agreement will be limited to the Payments received or due from Reseller under this Agreement.

     8.2 Exclusion of Damages. Except as set forth in Section 7 neither party will be liable to the other for any special, incidental, or consequential damages, whether based on



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          breach of contract, tort (including negligence), product liability, or otherwise, and whether or not such party has been advised of the possibility of such damage.

     8.3 No Warranty. Except as set forth in Section 7 and except as set forth in Section 13 of the Terms and Conditions of Sale, attached as Exhibit B, SkyStream makes no warranty, express or implied, in connection with the Products, including the results and performance thereof, including without limitation any implied warranties of merchantability or fitness for a particular purpose or noninfringement.

9.   TERMINATION.

     9.1 Term. The term of this Agreement will begin on the Effective Date and will continue for a period designated in Exhibit D, unless it is terminated earlier in accordance with the provisions hereof. This Agreement may be renewed for additional periods upon the mutual written agreement of the parties, although each party acknowledges that the other is under no obligation to do so.

     9.2 Events of Termination. Either party will have the right to terminate this Agreement (i) for convenience and without cause, upon thirty (30) days written notice to the other party, or (ii) if the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after written notice.

     9.3  Effect of Termination.

          (a) Upon termination or expiration of this Agreement, Reseller will (except as specified in subsection (b) below) immediately return to SKYSTREAM or (at SKYSTREAM's request) destroy all Source Code, Software (except for Software residing on a SKYSTREAM Product) and other Confidential Information in its possession or control, and an officer of Reseller will certify to SKYSTREAM in writing that Reseller has done so.

          (b) Upon termination or expiration of this Agreement, SKYSTREAM will have the option, in its sole discretion, of:

               (i) electing, at any time, to offer maintenance and support for the Products directly to End Users in accordance with SKYSTREAM's then applicable terms and conditions for such services; or

               (ii) permitting Reseller to continue to provide maintenance and support for the Products to its End Users upon the terms and conditions of Section 4.



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     9.4  Nonexclusive Remedy. The exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

     9.5 Survival. The rights and obligations of the parties contained in Sections 5, (Confidentiality), 6 (Intellectual Property Rights), 7 (Infringement Indemnity), 8 (Limitations of Liability), 9 (Termination) and 10 (General) will survive the termination or expiration of this Agreement.

10.  GENERAL

     10.1 Publicity. Reseller agrees to use best efforts in the preparation of a press release announcing the execution of this Agreement, [*]

     10.2 Binding Effect. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns.

     10.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements between California residents entered into and to be performed entirely within California, without reference to conflict of law principles. Any dispute or claim arising out of this Agreement will be resolved by binding arbitration in the county of Santa Clara in accordance with the complex commercial litigation rules of the American Arbitration Association. The arbitrator will have the power to grant any form of relief, including preliminary and permanent injunctive relief, which a judge in California with jurisdiction could fashion, and judgment on any award may be entered in any court in California with jurisdiction. Nonetheless, the parties may seek temporary or permanent injunctive relief from any court in California with jurisdiction without breaching this Section
          10.3 or otherwise abridging the authority of the arbitrator.

     10.4 Severability. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in force.

     10.5 Force Majeure. Except for payments due under this Agreement, neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a "Force Majeure"), including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, denial of or delays in processing of export license applications, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written notice thereof to the other party. The

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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     time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than sixty days.

10.6 Notices. All notices under this Agreement will be deemed given when delivered personally, sent by confirmed facsimile transmission, or sent by certified or registered U.S. mail or recognized express courier, return receipt requested, to the address as first shown on this Agreement or as may otherwise be specified by either party to the other in accordance with this section.

10.7 Independent Contractors. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

10.8 Waiver. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights.

10.9 Entire Agreement. This Agreement and its exhibits (A, B and C) are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.


                  [Remainder of page Intentionally Left Blank]



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The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.


RESELLER                                      SKYSTREAM CORPORATION

Signature: /s/ PHIL BOLGE                     Signature: /s/ JAMES D. OLSON
           ---------------------------------             -----------------------
Name: Phil Bolge                              Name: James D. Olson
      --------------------------------------        ----------------------------
Title: CFO                                    Title: President & CEO
       -------------------------------------         ---------------------------
Date: Jan 11/2000                             Date:  12/22/99
       -------------------------------------         ---------------------------
Facsimile:                                    Facsimile:
       -------------------------------------         ---------------------------

                 [Signature Page to Nonexclusive VAR Agreement]

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
                                   EXHIBIT A

                             SkyStream CORPORATION

                           END USER SOFTWARE LICENSE


                         SOFTWARE LICENSE AND WARRANTY

ATTENTION!

Use of the software program on the enclosed disks and/or installed on the computer is subject to the terms of the License Agreement printed on the license card, in the license booklet, or in the user documentation. You should not use this software until you have read the License Agreement.

By using the software, you signify that you have read the License Agreement and accept its terms.

LICENSE

SkyStream hereby grants to the Customer a limited, non-exclusive to use the Software provided solely on the terms and conditions contained herein. "Software" means each software program provided by SkyStream in machine readable, object, printed or interpreted form.

LIMITATIONS ON USE

The Software is licensed to the Customer solely for Customer's internal use on the purchased SkyStream equipment and may not be used for any other purpose or application.

The customer is licensed to use the Software only on the designated SkyStream equipment. The Software may not be used by Customer on any other computer, on any other SkyStream or similar equipment, or at any other location, except as agreed by SkyStream in writing.

Customer will not:

- Copy all or any part of the Software, except that Customer may make one copy of the Software solely for backup purposes for its own exclusive use, provided that customer shall reproduce and include on such backup copy SkyStream's proprietary rights notices.

- Use, print, copy, modify or display the software, in whole or in part, except as specifically authorized by this Agreement.

- Sublicense, assign, resell, or otherwise transfer the Software to any third party. Any attempted such sublicense, sale, assignment or transfer shall be void and shall be deemed a material breach of this agreement.

- Reverse engineer, duplicate or otherwise reproduce the Software.

Customer acknowledge that this Agreement does not grant to Customer, and Customer will not acquire hereby, any rights to patents, copyrights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other proprietary rights in or to the Software, all of which are expressly retained by SkyStream.

Customer acknowledges that the laws and regulations of the United States may restrict the export and re-export of the Software or media in any form without appropriate United States and foreign government approval.

If Customer is a unit or agency of the United States Government or is acquiring the Software and Documentation for any such unit or agency, the following apply:

o If the unit or agency is the Department of Defense (DOD), the Software and its accompanying documentation are classified as "commercial computer software" and "commercial computer software documentation," respectively, and, pursuant to DFAR Section 227.7202, the Government is acquiring the Software and such documentation with terms of this Agreement.

o If the unit or agency is other than DOD, the Software and its accompanying documentation are classified as "commercial computer software" and "commercial computer software documentation," respectively, and, pursuant to FAR Section 12.212, the Government is acquiring the Software and such documentation in accordance with terms of this Agreement.

WARRANTY

SkyStream makes no warranty, express or implied, in connection with the Software, including the results and performance thereof, including without limitation any implied warranties of merchantability or fitness for a particular purpose or non-infringement.

LIMITATION OF LIABILITY

The maximum liability of SkyStream to Customer for damages relating to this agreement for any and all causes whatsoever, and Customer's maximum remedy, regardless of the form of action, whether in contract, tort or otherwise, shall be limited to the total fees paid by Customer to SkyStream hereunder. In no event shall SkyStream be liable for any lost data or content, lost profits, or business interruption or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of or relating to the Software provided hereunder, even if SkyStream has been advised of the possibility of such damages.

TECHNICAL SUPPORT

For technical support, contact SkyStream Customer Support through the World Wide Web (www.skystream.com) or via e-mail (support@skystream.com).

                                   EXHIBIT B

                             SKYSTREAM CORPORATION

                          TERMS AND CONDITIONS OF SALE


1.    Applicability of Terms and Conditions of Sale

      THE FOLLOWING TERMS AND CONDITIONS OF SALE ("AGREEMENT") APPLY TO ALL QUOTATIONS FOR PRODUCTS ("PRODUCTS") ISSUED BY SKYSTREAM CORPORATION ("SKYSTREAM") TO BUYER, SKYSTREAM'S ACCEPTANCE OF ANY BUYER PURCHASE ORDER IS EXPRESSLY CONDITIONED ON BUYER'S ASSENT TO THIS AGREEMENT. NO TERMS OR CONDITIONS SET FORTH IN BUYER'S PURCHASE ORDER, TO WHICH NOTICE OF OBJECTION IS HEREBY GIVEN, OR IN ANY FUTURE CORRESPONDENCE BETWEEN BUYER AND SKYSTREAM SHALL ALTER OR SUPPLEMENT THIS AGREEMENT UNLESS BOTH PARTIES HAVE AGREED IN WRITING TO MODIFY THIS AGREEMENT. Neither SKYSTREAM's commencement of performance nor delivery shall be deemed or construed as acceptance of Buyer's additional or different terms and conditions.

2.    Price

      2.1 Unless otherwise stated in writing by SKYSTREAM, all prices quoted are in U.S. Dollars and expire 30 days after the date of a quotation.

      2.2 Unless otherwise stated in writing by SKYSTREAM, all prices quoted shall be exclusive of transportation, insurance, federal, state, local, use, sales, property (ad valorem) and similar taxes or duties now in force or hereafter enacted. Buyer agrees to pay all taxes, fees or charge of any nature whatsoever imposed by any governmental authority on, or measured by, the transaction between Buyer and SKYSTREAM, in addition to the prices quoted or invoiced. In the event that SKYSTREAM is required to collect the foregoing, such amounts will appear as separate items on SKYSTREAM's invoice. Buyer agrees to provide SKYSTREAM with a valid resale certificate for the Products purchased for resale.

      2.3 Notwithstanding anything to the contrary herein, in the event a quotation is issued pursuant to a current written purchase agreement between SKYSTREAM and Buyer, the quotation shall remain valid for the period specified or until the expiration date of the ordering period of any such purchase agreement, whichever occurs first.

3.   Payment Terms

     3.1 All invoices are payable thirty (30) days from date of invoice. No discounts are authorized. Interest on late payments shall accrue at the rate of one and one half percent (1.5%) per month or the highest legal rate, whichever is lower. SKYSTREAM may at any time require that shipments be made on a C.O.D. or cash-with-order basis.

     3.2 Until the purchase price and all other charges payable to SKYSTREAM hereunder have been received in full, SKYSTREAM hereby retains, and Buyer hereby grants to SKYSTREAM, a security interest in the Products delivered to Buyer and any proceeds therefrom. Buyer agrees to promptly execute all documents reasonably requested by SKYSTREAM to perfect and protect such security interest. In the event Buyer fails promptly to execute such documents, Buyer hereby appoints SKYSTREAM its attorney-in-fact for the sole purpose of executing such documents, which appointment shall be a power coupled with an interest and shall be irrevocable.

     3.3 Should Buyer become delinquent in the payment of any sum due hereunder, SKYSTREAM shall not be obligated to continue performance hereunder, including without limitation shipment of any previously accepted orders.

     3.4 Buyer warrants to SKYSTREAM that it is financially solvent on the date on which it places an order and expects to be solvent on the date of receipt of shipment. SKYSTREAM reserves the right to change the credit terms provided herein, when in SKYSTREAM's opinion the financial condition or previous payment record of Buyer so warrants.

4.   Delivery Dates

     4.1 All shipments are subject to SKYSTREAM's availability schedule. SKYSTREAM will use commercially reasonable efforts to meet any delivery date(s) requested in Buyer's order; provided however, that SKYSTREAM will not be liable under any circumstances for its failure to meet such delivery date(s). Any delivery dates provided by SKYSTREAM to Buyer are best estimates only.

     4.2 SKYSTREAM shall have the right to make partial shipments and payment therefore shall be made in the manner described in Section 3.1 above.

     4.3 SKYSTREAM shall have the right to make shipments at any time before or after the requested delivery date and payment therefore shall be made in the manner described in Section 3.1 above.

5.   Packing

     All Products shall be packed, if appropriate, for shipment and storage in accordance with standard commercial practices. All packing will conform to requirements of carrier's tariffs. When special or export packaging is requested or, in the opinion of SKYSTREAM, required under the circumstances, the cost of such special import packaging, if not set forth on the invoice, will be separately invoiced.

6.   Shipment & Acceptance

     6.1 F.O.B. Point. All prices are F.O.B. (as defined in the Uniform Commercial Code as implemented by the state of California, U.S.A.) SKYSTREAM's Mountain View location unless otherwise agreed to in writing. Buyer will pay all transportation and insurance charges after delivery to the F.O.B. point. Unless otherwise indicated by SKYSTREAM, Buyer is obligated to obtain insurance covering damage to the goods being shipped.

     6.2 Method of Shipment. Subject to this Section 6.2, SKYSTREAM will ship in accordance with Buyer's shipping instructions. In the absence of specific instructions or if Buyer's instructions are deemed unsuitable, SKYSTREAM reserves the right to ship by the most appropriate method.

     6.3 Title and Risk of Loss. Title to the Products and risk of loss and damage shall pass to Buyer upon delivery to the F.O.B. point.

     6.4 Acceptance. Products shall be deemed to have been accepted by Buyer unless Buyer provides written notice to SKYSTREAM to the contrary within thirty (30) days from the date of delivery to the F.O.B. point. Such written notice shall request a Return Material Authorization ("RMA") number and the terms and conditions that apply to warranty returns under Section 13.2 shall apply to returns under this Section 6.4.

7.   Changes and Cancellations

     7.1 Subject to the additional charges set forth below and to Section 7.2, standard Product orders may be canceled per the following schedule:

                 DAYS PRIOR TO SCHEDULED              PERCENTAGE OF ORDER
              SHIPMENT DATE TO F.O.B. POINT          WHICH MAY BE CANCELED
                      0-30 days                                0%
                     31-60 days                               25%
                     61-90 days                               50%
                       91+ days                              100%

     In the event that Buyer cancels any order more than thirty (30) days but fewer than ninety (90) days prior to the scheduled delivery date (to the F.O.B. point) for such order, Buyer shall promptly pay to SKYSTREAM a restocking/cancellation fee equal to fifteen percent (15%) of the purchase price for the Products subject to such order.

     7.2  Standard Product orders may be rescheduled per the following schedule:

-----------------------------            ----------------------------------
   DAYS PRIOR TO SCHEDULED                 PERCENTAGE OF ORDER WHICH MAY BE
SHIPMENT DATE TO F.O.B. POINT                         RESCHEDULED

        0-30 days                        may not be rescheduled
       31-60 days                        25% may be rescheduled up to four weeks out
       61-90 days                        50% may be rescheduled up to four weeks out
        91+ days                         100% may be rescheduled

     Orders may only be rescheduled once. Rescheduled orders may not be later canceled.

     7.3 Non-standard Products (customer special and certain designated Products) may have different cancellation and reschedule terms, and require advance payment.

     7.4 If Buyer terminates individual orders in whole or in part because of SKYSTREAM's failure to timely deliver, Buyer's sole remedy shall be entitlement to cancel the undelivered quantity of any individual order.

     7.5 No cancellation of any purchase order for default shall be effective unless SKYSTREAM has failed to correct such alleged default within thirty (30) days after receipt by SKYSTREAM of a written notice by Buyer of such default.

8.   Software

     "Software" shall mean each software program provided by SKYSTREAM in machine-readable, object, printed, or interpreted form. SKYSTREAM shall retain all right, title and ownership of any Software provided to Buyer or its end users. SKYSTREAM sells its products to Buyer only to the extent that such products consist of non-software items on the terms specified herein. Use of the terms "sell," "purchase," "purchase price" and similar terms are to be interpreted in accordance with this Section. Use of Software is governed by the provisions of the Software License, a copy of which Buyer has received and executed.

9.   Confidential Information

     9.1 It is understood that during the term of this Agreement, parties may receive Confidential Information belonging to the other party. If any Confidential Disclosure Agreements have been executed, such Agreements are incorporated herein by reference.

     9.2 Confidential Information shall include information submitted in writing, and covers, but is not limited to, Software, designs, performance data, system bugs, and test programs.

     9.3 The parties shall protect the disclosed Confidential Information, by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information, as the recipient party uses to protect its own Confidential Information of a like nature. Both SKYSTREAM and Buyer shall restrict the dissemination of such Confidential Information only to those personnel of each who require access thereto, in order to perform this Agreement.

     9.4 The obligation to protect the Confidential Information shall survive for three (3) years following the expiration or termination of this Agreement.

     9.5 The obligation to protect the Confidential Information shall not extend to information which:

          (a) Was already lawfully known or acquired by the receiving party prior to the receipt from the disclosing party;

          (b) Is or becomes generally known to the public through no wrongful act of the receiving party;

          (c) Is received from a third party without similar restriction and without breach of these or similar conditions; or

          (d) Is independently developed by the receiving party by personnel without access to the Confidential Information.

10.  Intellectual Property Warranty and Indemnity

     10.1 Buyer warrants that it owns all the rights to the information and processes including specifications, designs, instructions and Confidential Information provided to SKYSTREAM, and that such items are free of any restrictions, settlements, judgments, or adverse claims. Buyer warrants that it has the full power and authority to supply and to disclose such information to SKYSTREAM.

     10.2 Buyer warrants that it has not improperly or unlawfully acquired the information and processes submitted to SKYSTREAM.

     10.3 Buyer agrees to indemnify SKYSTREAM against, and to hold SKYSTREAM harmless of and from, any loss, cost, damage, liability, suit, judgment, or expense, including legal fees (collectively, "Harm") arising out of any breach of the warranties set forth in Section 10.1 or Section 10.2.

     10.4 Subject to the limitations hereinafter set forth, Buyer agrees that SKYSTREAM has the right to defend, or at its option to settle, and SKYSTREAM agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding (collectively, "Action") brought against Buyer alleging that the use or distribution of the Products in the United States infringes or misappropriates any copyright or trade secret. Notwithstanding the above, SKYSTREAM's obligations with respect to any claims to the object code within Products are subject to the Software License. SKYSTREAM shall have sole control of any such Action or settlement negotiations, and SKYSTREAM agrees to pay, subject to the limitations set forth in Section 14, any final judgment entered against Buyer as a result of such infringement in any such Action defended by SKYSTREAM. Buyer agrees that SKYSTREAM at its sole option shall be relieved of the foregoing obligations unless Buyer notifies SKYSTREAM promptly in writing of such Action and gives SKYSTREAM authority to proceed as contemplated herein, and, at SKYSTREAM's expense, gives SKYSTREAM proper and full information and assistance to settle and/or defend any such Action. If the Products, or any part thereof, are, or in the opinion of SKYSTREAM may become, the subject of any Action for infringement of any intellectual property right, or if a judicial or other governmental authority enjoins the use or distribution of Products as a result of an Action defended by SKYSTREAM, then SKYSTREAM may, at its option and expense:
          (i) procure for Buyer the right to distribute or use, as appropriate, the Products; (ii) replace the Products with other suitable Products;
          (iii) suitably modify the Products; of (iv) if the foregoing alternatives cannot be accomplished on a commercially reasonable basis as determined in SKYSTREAM's sole discretion, require Buyer to return such Products and refund the aggregate payments paid therefor by Buyer, less a reasonable sum for use and damage. Buyer shall indemnify and hold harmless SKYSTREAM from and against any and all third party claims arising out of the distribution of Products after SKYSTREAM has required Buyer to return such Products or arising out of any exclusions to SKYSTREAM's indemnification obligations set forth in
          Section 10.5. SKYSTREAM shall not be liable for any costs or expenses incurred without its prior written authorization.

     10.5 Notwithstanding the provisions of Section 10.4 above, SKYSTREAM assumes no liability for (i) any infringement claims (including without limitation combination or process patents) arising out of the combination of a Product or use with other hardware, software or other items not provided by SKYSTREAM to the extent such infringement would not have occurred absent such combination or use; (ii) the modification of the Product, or any part thereof, unless such modification was made by SKYSTREAM; or (iii) any infringement claims arising out of SKYSTREAM's compliance with Buyer's specifications or designs.

     10.6 SKYSTREAM's obligation to indemnify Buyer does not extend to any Action arising from a claim of infringement by the manufacture, use or sale of Products that conform to any technical standard adopted by an international organization such as the International Organization for Standardization, the International Electrotechnical Commission, and the CCITT/ITU, including, without limitation, the MPEG, JPEG and H.261 standards.

     10.7 THE FOREGOING PROVISIONS OF THIS SECTION 10 STATE THE ENTIRE LIABILITY AND OBLIGATION OF SKYSTREAM AND THE EXCLUSIVE REMEDY OF BUYER AND ITS CUSTOMERS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF COPYRIGHTS, TRADEMARKS, PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS.

     10.8 SKYSTREAM shall have the right but, except as provided by Section 10.4, not the obligation, to exclusively settle any claim, suit or proceeding brought against Buyer so far as it is based on an allegation that any Product or service furnished hereunder infringes a patent, copyright or other intellectual property right of any country. Buyer shall provide SKYSTREAM with prompt notice of any such claim, suit or proceeding.

11.  Intellectual Property Rights

     11.1 Buyer hereby grants SKYSTREAM a license under any patent required to enable SKYSTREAM to perform its obligations pursuant to this Agreement. This license shall extend for the duration of this Agreement.

     11.2 No provision in this Agreement shall be interpreted as a grant by SKYSTREAM to Buyer of a license to use SKYSTREAM's service-marks or trade marks.

     11.3 The Products are offered for sale and are sold by SKYSTREAM subject in every case to the condition that such sale does not convey any license expressly or by implication, to manufacture, reverse engineer, duplicate or otherwise copy or reproduce any of the Products or any part thereof.

12.  Termination by SKYSTREAM

     12.1 In the event of any proceedings, voluntary or involuntary, in bankruptcy or insolvency by or against Buyer, or in the event of the appointment, with or without Buyer's consent, of an assignee for the benefit of creditors, or of a receiver, SKYSTREAM may elect to immediately cancel any purchase order previously accepted by SKYSTREAM.

     12.2 In the event Buyer has materially breached this Agreement, including but not limited to failure to comply with credit terms, and has not cured such breach within 30 days after receiving notice thereof by SKYSTREAM, SKYSTREAM may immediately cancel any purchase order previously accepted by SKYSTREAM.

13.  Limited Warranty

     13.1 The Products are warranted against defects in material and workmanship for a period of ninety (90) days from the date of shipment to the F.O.B. point provided that the foregoing warranty shall not apply to defects that reasonably could have been discovered by Buyer during the 30 day period following delivery to the F.O.B. point. This limited warranty does not cover the results of accident, abuse, neglect, improper testing, vandalism, acts of God, use contrary to specifications or instructions, or repair or modification by anyone other than SKYSTREAM or SKYSTREAM's authorized agents. SKYSTREAM SHALL HAVE NO OBLIGATION UNDER THIS WARRANTY, AND MAKES NO REPRESENTATION AS TO PRODUCTS WHICH HAVE BEEN MODIFIED BY BUYER OR ITS CUSTOMERS. The foregoing warranty extends only to Buyers who are SKYSTREAM customers, and not Buyer's customers or other users of Buyers' Products. The foregoing warranty does not apply to any used or modified Products, or software within the Products, which is subject to the Software License.

     13.2 If the Product does not conform to the foregoing warranties, Buyer may, at its own risk and expense, return the allegedly defective Product directly to SKYSTREAM during the Warranty Period. In order to do so, Buyer must first notify SKYSTREAM in writing of the alleged defect and request a return material authorization ("RMA") number. Within five (5) days of its receipt of the RMA number, Buyer shall ship to SKYSTREAM the allegedly defective Product, freight prepaid, to SKYSTREAM, and shall include a notation of the RMA number. Any Products returned to SKYSTREAM without an authorized RMA number may be returned to Buyer, freight collect. Upon receipt of the Product, SKYSTREAM, at its option, will repair or replace the Product and ship the repaired or replaced Product to Buyer at

          SKYSTREAM's expense and risk, or refund the purchase price. If SKYSTREAM determines that any returned Product conformed to the warranties, SKYSTREAM will return the Product to Buyer at Buyer's expense and risk, along with a written statement setting forth the basis for SKYSTREAM's conclusion that the returned Product was not defective, and Buyer agrees to pay SKYSTREAM's reasonable costs of handling and testing.

     13.3 THE REMEDIES PROVIDED HEREIN ARE BUYERS' SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY BY SKYSTREAM. SKYSTREAM SPECIFICALLY DISCLAIMS ALL OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NONINFRINGEMENT. NO PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE PRODUCTS OTHER THAN AS PROVIDED IN THIS SECTION.

14.  Limitation of Liability

     NEITHER SKYSTREAM NOR ITS SUPPLIERS SHALL BE LIABLE TO BUYER FOR ANY DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY
     (i) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES OF ANY SORT EVEN IF SKYSTREAM OR ITS SUPPLIERS HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES; (ii) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES; OR (iii) FOR LOSS OR CORRUPTION OF DATA OR INTERRUPTION OF USE. SKYSTREAM SHALL NOT BE LIABLE FOR ANY AMOUNTS IN EXCESS OF THE TOTAL AMOUNT ACTUALLY PAID TO SKYSTREAM HEREUNDER FOR THE PARTICULAR PRODUCTS THAT ARE SUBJECT TO A CLAIM. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION SHALL NOT APPLY TO LIABILITY FOR DEATH OR PERSONAL INJURY TO THE EXTENT APPLICABLE LAW PROHIBITS SUCH LIMITATION.

15.  Import/Export

     Buyer agrees that it will not in any form export, re-export, resell, ship or divert directly or indirectly any Product or technical data or Software furnished hereunder to any country for which the United States Government or any government agency requires an export license or other governmental approval without first obtaining such license or approval.

16.  Restricted Use

     SKYSTREAM's Products may produce a reduction and loss of data and therefore are not sold for use in medical equipment, avionics, nuclear applications, or other high risk applications where malfunctions or loss of data could result directly in personal injury to human beings. Buyer agrees to not to use, to contractually bind its customers not to use, and to forbid all third parties from using the Products in such applications, and Buyer agrees to indemnify SKYSTREAM and to hold SKYSTREAM harmless from and against any liability arising out of Buyer's failure to contractually bind its customers in the manner previously described.

17. Term This Agreement will govern in perpetuity all of Buyer's purchases of Products.

18.  Publicity

     Buyer consents to the use of Buyer's name and purchase order data for use by SKYSTREAM at SKYSTREAM's discretion for the purpose of preparing press releases and promotional materials. Buyer agrees to use best efforts in assisting in the preparation of any such press releases or promotional materials.

19.  Miscellaneous

     19.1 Any notice required to be given hereunder shall be given in writing at the address of each party set forth in an attached quotation or purchase agreement, or to such other address as either party may substitute by written notice to the other.

     19.2 Any attempt by Buyer to assign or transfer any of the rights, duties, or obligations herein shall render such attempted assignment or transfer null and void.

     19.3 SKYSTREAM's failure to exercise any of its rights hereunder shall not constitute or be deemed a waiver or forfeiture of such rights.

     19.4 No U.S. Government Procurement Regulations shall be binding on either party unless specifically agreed to in writing prior to incorporation herein.

     19.5 Stenographic, typographical and clerical errors are subject to correction.

     19.6 Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into, and to be performed entirely, within California between California residents, without reference to conflict of law principles. Any dispute or claim arising out of this Agreement will be resolved by binding arbitration in the city and county of Santa Clara in accordance with the complex commercial litigation rules of the American Arbitration Association. The arbitrator will have the power to grant any form of relief, including preliminary and permanent injunctive relief, which a judge in California with jurisdiction could fashion, and judgment on any award may be entered in any court in California with jurisdiction. Nonetheless, the parties may seek temporary or permanent injunctive relief from any court in California with jurisdiction without breaching this Section
           19.6 or otherwise abridging the authority of the arbitrator.

     19.7 In the event any proceeding or lawsuit is brought by either party to enforce its rights hereunder, the prevailing party shall be entitled to recover its costs, including expert witness fees and reasonable attorneys' fees.

     19.8 All disputes between the parties of any kind arising out of or related to this Agreement shall be brought within one (1) year after the accrual of the dispute.

     19.9 THE TERMS AND CONDITIONS SET FORTH HEREIN REPRESENT THE ENTIRE AGREEMENT BETWEEN SKYSTREAM AND BUYER WITH RESPECT TO THE SUBJECT MATTER AND BUYER AGREES THAT ALL PRIOR QUOTATIONS, INVOICES, NEGOTIATIONS, UNDERSTANDINGS, REPRESENTATIONS AND/OR AGREEMENTS OF THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF, EXCLUDING THE SOFTWARE LICENSE, WHETHER ORAL OR WRITTEN, ARE MERGED HEREIN AND SUPERSEDED IN THEIR ENTIRETY. BUYER ACKNOWLEDGES THAT IT HAS NOT ENTERED INTO THIS AGREEMENT IN RELIANCE ON ANY WARRANTY OR REPRESENTATION BY ANY PERSON OR ENTITY EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH HEREIN. No change or modification of any of the terms or conditions herein shall be valid or binding on either party unless in writing and signed by an authorized representative of each party.

     19.10 Neither party shall be liable to the other for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control including, but not limited to, fire, flood, earthquake, war, embargo, strike, riot, inability to secure materials and transportation facilities, or the intervention of any governmental authority.

                                   EXHIBIT C



PRODUCTS TO BE COVERED UNDER THIS AGREEMENT:

PRODUCT               DESCRIPTION
DBN-24
DBN-25
DBN-26
JetStream Server
JetStream Client



SOFTWARE RELEASES TO BE COVERED UNDER THIS AGREEMENT:

V1.3
V3.0
V3.1
V3.2



                                   EXHIBIT D

PRODUCT PRICING MATRIX

PRODUCTS AND UPGRADE PRICING WITH INITIAL INTEGRATOR PURCHASE

[Insert price list]

UPGRADE PRICING AFTER INITIAL INTEGRATOR HAS BEEN PURCHASED

[Insert upgrade price list]

ANNUAL MAINTENANCE FEES

[*]% of the invoiced price to the Reseller on a per unit, per year basis. SkySupport service is renewed automatically every 21 months, unless otherwise noted by the Reseller.

HOURLY CONSULTING RATE FOR CHARGEABLE SERVICES

$[*] per hour, not including travel or lodging expenses

RESELLER'S TERM

Term. The term of this Agreement will begin on the Effective Date and will continue for a period of one year unless it is terminated earlier in accordance with the provisions hereof. This Agreement may be renewed for additional periods upon the mutual written agreement of the parties, although each party acknowledges that the other is under no obligation to do so.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                [SKYSTREAM LOGO]

                                   EXHIBIT E

                                 SKYSUPPORT(TM)

                                  SERVICE PLAN

                                 --------------

                              For DIRECT Customers

                         Providing World-Class Customer
                          Service and Support for the
                         SkyStream Integrator Family of
                                    Products






This document overrides any and all previous documents in circulation. SkyStream reserves the right to change information contained in this document without notice to any non-SkySupport customers

                                  Version 2.2


                                 February 1999

                                   SKYSUPPORT


CUSTOMER SERVICE PLAN FOR DIRECT CUSTOMERS

SkySupport is a customer service plan that offers world-class support to SkyStream customers domestically and internationally. SkyStream offers a program whereby the greatest effort is placed in fast response time to any issues that emerge, 24 hours a day, and 7 days a week. SkyStream also employs proactive efforts to keep SkySupport customers abreast of any new product developments or code changes.

Because of the evolutionary architecture of the SkyStream Integrator series, customers may find it useful to gradually add hardware or software features to the base product, such as upgrading a data encapsulator (DBN-24) to a data injection (DBN-25) or DUB-Simulcrypt conditional access product (DBN-26). Customers can also purchase feature additions or an add-on card for additional functionality. SkyStream offers all SkySupport customers the opportunity to upgrade their products, even after the units are installed in the field.

The SkySupport customer service plan is available to all direct customers of SkyStream. The plan is supported on a per-unit basis, and is renewed annually. SkySupport customers are also eligible to purchase product upgrades or training for additional charges. This renewable 1-year plan (after ship date) shall include the following three categories of support:

1. ULTRA-FAST RESPONSE TIME

2. PRODUCT UPGRADES

3. SKYSTREAM'S PRODUCT TRAINING PROGRAM

The SkySupport Service Plan is initially ordered at same time that the equipment is purchased. SkySupport service is renewed automatically, unless otherwise noted by the customer, every 12 months at the standard service rate (per the most recent price list).

SKYSUPPORT 3-POINT CUSTOMER SERVICE PLAN

1. ULTRA-FAST RESPONSE TIME

- GUARANTEED ADVANCED PARTS REPLACEMENT, SHIPPED OVERNIGHT ON THE NEXT BUSINESS DAY

   SkyStream will ship advance replacement parts the next business day.

-  TELEPHONE SUPPORT, 24 HOURS PER DAY, 7 DAYS PER WEEK (24x7)

   Access to SkyStream Customer Service technical support personnel with a guaranteed response time of within 4 hours of initial call.

-  ELECTRONIC MAIL INQUIRIES AND RESPONSES

-  REMOTE DIAGNOSTIC SERVICE (RDS)

   SkyStream customer service can observe and analyze the configuration and traffic pattern at the client's site and provide feedback to resolve problems. Customer needs to provide SkyStream support personnel with authorization to access the SkyStream products over a remote network for monitoring and troubleshooting purposes.

-  DOCUMENTATION

   Access to product manuals, user's guides, application notes, FAQ's and web-based troubleshooting guide on SkyStream's website via secure SkySupport password.

2. PRODUCT UPGRADES

SkyStream's products have a unique architecture that allows them to receive hardware or software upgrades while installed in the field. Upgrades can range from simple software patches to significant feature upgrades, all of which are best treated under the SkySupport plan. Product Upgrades come in three different categories, and will be clearly marked in all price lists:

LEVEL 1 UPGRADE: BUG FIXES

All software bug fixes will be documented and made accessible to all SkyStream customers. Bug fixes are software patches that repair a known problem in the current released code. Level 1 upgrades will be available at [*], as long as customers are using supported software releases. Typically, SkyStream will provide support for the 2 most recent releases of its software. Customers using unsupported versions of software will need to upgrade to the latest version to receive code fixes, and non-SkySupport customers may need to pay [*] to upgrade. Registered SkySupport customers will be pro-actively notified via email of any upgrade within 30 days of production release date.

LEVEL 2 UPGRADE: FEATURE IMPROVEMENTS

Level 2 upgrades include all software improvements. Software improvements are released on an ongoing basis to improve on an existing set of functions. See the SkyStream price list to determine which features fall into this category. These upgrades will be provided to SkySupport customers for [*] as long as customers are using supported software releases.

LEVEL 3 UPGRADE: FEATURE ADDITIONS AND HARDWARE UPGRADES

Feature additions and hardware add-on card upgrades will be sold via SkyStream's upgrade price list. Feature additions include software code upgrades that add significant functionality to the existing product specification. See the SkyStream price list to determine which features fall into this category. Only authorized SkySupport personnel will administer Level 3 upgrades. Registered SkySupport customers will be pro-actively notified via email of any upgrade within 30 days of production release date.

SkyStream's Integrator family uses a flexible architecture that allows customers to purchase a base system for immediate requirements, with an interest to upgrade its functionality to a new platform in the future. For example, if a customer purchases a DBN-35 ATSC IP Data Injector, and later wishes to upgrade the product to support CAS Injection, he can do so by paying only an upgrade fee as opposed to buying a new system (see upgrade price list for upgrade prices). Customers interested in upgrading their unit must provide SkyStream with 90 days advance notice. ONLY SKYSUPPORT CUSTOMERS WILL HAVE ACCESS TO ANY LEVEL 3 UPGRADES.

NOTE: Level 3 Upgrades are only available on same-family products (i.e. DBN 2X is a family of products, where 4, 5, 6, or other future product).




* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     Product Upgrades              SkySupport Customers
 -------------------------------------------------------------
LEVEL 1:  BUG FIXES
Software Patches                      [ * ]
Hardware Fixes                        [ * ]

LEVEL 2: FEATURE
IMPROVEMENTS
Software - feature improvements       [ * ]

LEVEL 3:  FEATURE
ADDITIONS/HARDWARE
UPGRADES
Software - new feature additions      Available for additional
                                        charge-see price list

Hardware - new feature additions      Available for additional
                                        charge - see price list

DBN-24 to DBN-25                      Available for additional
                                        charge - see price list

DBN-25 to DBN-26                      Available for additional
                                        charge - see price list



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.   SKYSTREAM'S PRODUCT TRAINING PROGRAM

SkyStream offers all customers basic system operations training to the SkyStream Integrator product family. This session will accompany any new product installation when an authorized SkyStream field support engineer performs the installation. For more detailed product training, SkyStream offers an additional system maintenance training session for customer engineering or operations personnel who require more technical knowledge and hands-on skills to work directly with the SkyStream equipment.

There are two training modules available:

MODULE 1: SKYSTREAM SYSTEM OPERATIONS TRAINING

SkyStream provides comprehensive on-site training on the new system at the time of system installation. Customer operations and production staff receive training on

- System Overview/Setup

- System Operations

- Routine maintenance of the system

MODULE 2: SKYSTREAM SYSTEM MAINTENANCE TRAINING

SkyStream offers advanced training to customers that support and maintain their SkyStream system. This training provides customers with the technical knowledge and hands-on skills needed to use, configure, support and troubleshoot the SkyStream system. This training is delivered at SkyStream's Corporate Training Facility in Mt. View, CA.

SKYSUPPORT PRICING - FEBRUARY 1999

SERVICE                       ORDER NUMBER                  COST
-------                       ------------                  ----
1-year SkySupport             S901001                       [ * ] price per unit
On-Site Installation          S901004                       [ * ] (N.A.), [ * ] per day (Int'l)

LEVEL 1 PRODUCT UPGRADES
------------------------
Bug fixes                     [ * ]                         [ * ]

LEVEL 2 PRODUCT UPGRADES
------------------------
Hardware Add-on cards         refer to upgrade price list   refer to upgrade price list
Software feature additions    refer to upgrade price list   refer to upgrade price list

LEVEL 3 PRODUCT UPGRADES
------------------------
DBN-24 to DBN-25              S101002                       refer to upgrade price list
DBN-25 to DBN-26              S111003                       refer to upgrade price list
DBN-24 to DBN-26              S101003                       refer to upgrade price list
Other Feature Additions       refer to upgrade price list   refer to upgrade price list

SKYSTREAM PRODUCT TRAINING
--------------------------
System Operations Training    [ * ]                         [ * ] (SkySupport only)
System Maintenance Training   S901101                       [ * ] per person

ADDITIONAL TERMS:

1. SkySupport must be purchased at time of order placement, and must cover the full amount of the order (i.e. if customer buys 2 DBN-xx units, he must also buy 2 units of SkySupport).

2. SkySupport must also be purchased for any upgrades when they are ordered, and will be added to the basic SkySupport agreement when it is to be renewed.

3. SkyStream will register all units by serial number. Customer service calls must be verified by actual serial number of affected unit.

4. All existing SkySupport customers' terms will be honored until expiration of the current annual service plan. Renewals will be assessed at the new rate, listed above.

5. All returns will be handled by RMA process. SkyStream will issue an RMA number that must accompany any product repair or return unit.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.